UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2015

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33522 (Commission File Number)	20-2110031 (I.R.S. Employer Identification No.)

Three Riverway, Suite 300 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[   ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Share Purchase and Investment Agreement

Effective June 26, 2015, Synthesis Energy Systems Inc. – British Virgin Islands (“SES BVI”), an indirect subsidiary of Synthesis Energy Systems, Inc. (the “Company”), entered into a Share Purchase and Investment Agreement (the “SPA”) with Rui Feng Enterprises Limited (“Rui Feng”), a subsidiary of Shadong Saikong Automatic Equipment Company Ltd. (“Saikong”), whereby Rui Feng will acquire a controlling interest in Synthesis Energy Systems Investments Inc., a subsidiary of SES BVI which owns 98.05% of SES (Zao Zhuang) New Gas Co. Ltd., the Chinese joint venture which owns the ZaoZhuang plant of SES (“SES-ZZ”).  Pursuant to the SPA, SES BVI will sell an approximately 60% equity interest to Rui Feng in exchange for $10,000,000.  This amount shall be paid in four installments, with the first installment of approximately $1.6 million paid on June 26, 2015, and Rui Feng shall receive equity in SESI proportionate to its installment payments.  After the four installment payments have been made, if Rui Feng invests an additional amount of 40MM RMB equivalent in U.S. dollars for the construction of an expansion to the SES-ZZ plant, Rui Feng will receive an additional approximately 14% of the equity in SESI, for a total of 75%.

After each installment payment, Rui Feng shall be entitled to appoint one director on the board of SESI, such that after the four installments are paid, the board shall consist of seven directors, with four appointed by Rui Feng with the balance appointed by SES BVI.  Rui Feng shall also be entitled to appoint directors of SES-ZZ as the installment payments are made, such that when all installment payments are made, Rui Feng will have three directors, SESI shall have two directors and the Chinese joint venture partner shall have one director on the SES-ZZ board.

Operation and Management Agreement

In connection with entering into the SPA, SES-ZZ, Saikong, SESI and Rui Feng entered into a Operation and Management Agreement (the “OMA”), pursuant to which Rui Feng is entitled to appoint a general manager and the technical team for overall operation and management of the SES-ZZ plant.  Notwithstanding this, SESI shall be entitled to appoint a chief engineer and the chief financial officer for the plant.  The OMA further details the operational and management responsibilities of the various personnel.

The OMA will become effective upon payment of the third installment under the SPA and will terminate upon Rui Feng obtaining majority ownership of SESI.

The foregoing descriptions of the Marketing are qualified in its entirety by reference to the full text of the SPA and OMA, copies of which the Company plans to file as an exhibit to its Annual Report on Form 10-K for the year ended June 30, 2015.

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company on June 30, 2015, the Company’s stockholders approved an amendment (the “Amendment”) to the Company’s certificate of incorporation to authorize a class of preferred stock, consisting of 20,000,000 authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors. The change in the authorized capital of the Company was effected when the Amendment was filed with the Secretary of State of the State of Delaware on June 30, 2015 and the Amendment was effective as of such date. The description of the Amendment set forth herein and in the Proxy Statement are summaries and are qualified in their entirety by the full text of the Amendment, a copy of which is incorporated by reference to Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.07        Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, eight directors were elected for terms expiring on the date of the annual meeting for the year ended June 30, 2015. As to each nominee for director, the results of the voting were as follows:

Name of Nominee	Number of Votes Voted For	Number of Votes Withheld	Number of Broker Non-Votes
Lorenzo Lamadrid	47,593,791	2,217,475	13,485,036
Robert Rigdon	49,453,605	357,661	13,485,036
Denis Slavich	48,914,470	896,796	13,485,036
Harry Rubin	48,914,495	896,771	13,485,036
Xu, Ziwang	49,442,142	369,124	13,485,036
Gao, Feng	49,441,657	369,609	13,485,036
Yang, Guang	49,430,131	381,135	13,485,036
Charles Brown	49,446,377	364,889	13,485,036

The result of the vote on the amendment to the Company’s Certificate of Incorporation to authorize a class of preferred stock, consisting of 20,000,000 authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors was as follows:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining	Number of Broker Non-Votes
43,388,430	6,469,327	212,628	13,225,917

The result of the vote on the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm was as follows:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining	Number of Broker Non-Votes
62,725,608	434,412	136,282	0

Item 8.01        Other Events.

On June 29, 2015, the Company issued a press release announcing the execution of the SPA and DOMA.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits

Exhibits

*3.1           Certificate of Amendment to the Company’s Certificate of Incorporation.

*99.1           Press Release dated June 29, 2015.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: July 1, 2015	/s/ Robert Rigdon
Robert Rigdon President and Chief Executive Officer